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Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-194060

Calculation of the Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.346% Notes due December 8, 2026	$1,500,000,000	$173,850

5.291% Notes due December 8, 2046	$1,300,000,000	$150,670

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 21, 2014)

$2,800,000,000
Ford Motor Company
$1,500,000,000 4.346% Notes due December 8, 2026
$1,300,000,000 5.291% Notes due December 8, 2046

         The 4.346% Notes due December 8, 2026 (the "2026 Notes") will bear interest at the rate of 4.346% per annum. The 5.291% Notes due December 8, 2046 (the "2046 Notes" and, together with the 2026 Notes, the "Notes") will bear interest at the rate of 5.291% per annum. The Notes will bear interest from December 8, 2016 and Ford will pay interest on the Notes semi-annually in arrears on June 8 and December 8 of each year, beginning June 8, 2017.

         The Notes will not be subject to redemption at our option at any time prior to September 8, 2026 with respect to the 2026 Notes and June 8, 2046 with respect to the 2046 Notes (three months and six months prior to maturity of the 2026 Notes and the 2046 Notes, respectively). At any time on or after September 8, 2026 with respect to the 2026 Notes and June 8, 2046 with respect to the 2046 Notes, we may, at our option, upon not less than 30 or more than 60 days' prior notice, redeem all or any portion of the respective Notes at a redemption price equal to 100% of the principal amount of such Notes to be redeemed. Holders of any Notes redeemed will also receive accrued and unpaid interest thereon to the date of redemption. The Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund. See "Description of Notes" in this prospectus supplement.

         Investing in the Notes involves risks. See "Risk Factors" on page S-1 of this prospectus supplement and "Risk Factors" beginning on page 2 of the accompanying prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	2026 Notes		2046 Notes
	Per Note	Total	Per Note	Total
Initial public offering price	100.000%	$1,500,000,000	100.000%	$1,300,000,000
Underwriting discounts and commissions	0.450%	$6,750,000	0.875%	$11,375,000
Proceeds, before expenses, to Ford	99.550%	$1,493,250,000	99.125%	$1,288,625,000

         Interest on the Notes will accrue from December 8, 2016 and must be paid by the purchasers if the Notes are delivered to the purchasers after that date. Ford expects that delivery of the Notes will be made to investors on or about December 8, 2016.

         We expect that delivery of the Notes will be made to underwriters in book-entry form through The Depository Trust Company ("DTC") for the benefit of its participants, including Euroclear Bank S.A./N.V. ("Euroclear") and Clearstream Banking S.A. ("Clearstream") on or about December 8, 2016.

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	Morgan Stanley

Joint Lead Managers

Barclays	Credit Suisse	J.P. Morgan	RBC Capital Markets

Co-Managers

Bradesco BBI        BB Securities        BMO Capital Markets        BNP PARIBAS        CIBC Capital Markets
COMMERZBANK            Credit Agricole CIB            HSBC            Lloyds Securities            Mizuho Securities
NatWest Markets            Scotiabank            SOCIETE GENERALE            SMBC Nikko            TD Securities

Prospectus Supplement dated December 5, 2016

        This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized any person to provide any information or represent anything about us other than what is contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

        The Notes are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the documents.

S-i

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in "Item 1A — Risk Factors" and "Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations" of Ford's Annual Report on Form 10-K for the year ended December 31, 2015 (the "2015 Annual Report on Form 10-K") and in Part 1 "Item 2 — Management's Discussion and Analysis of Financial Condition and Results of Operations" in Ford's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 (the "First Quarter 2016 Form 10-Q Report"), June 30, 2016 (the "Second Quarter 2016 Form 10-Q Report"), and September 30, 2016 (the "Third Quarter 2016 Form 10-Q Report"), which are incorporated herein by reference.

        We cannot be certain that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

S-ii

RISK FACTORS

        Before purchasing any Notes, you should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including risk factors discussions in Ford's 2015 Annual Report on Form 10-K, First Quarter 2016 Form 10-Q Report, Second Quarter 2016 Form 10-Q Report, and Third Quarter 2016 Form 10-Q Report for risk factors regarding Ford.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of our "earnings" to our combined "fixed charges" for the years 2011-2015 is included in our exhibit to our 2015 Annual Report on Form 10-K and such ratio for the nine months ended September 30, 2016 is included as an exhibit to our Third Quarter 2016 Form 10-Q Report.

USE OF PROCEEDS

        Ford estimates that the net proceeds of this offering will be approximately $2,781,625,000 after deducting the underwriting discounts and estimated offering expenses payable by Ford. Ford intends to use the net proceeds from the sale of the Notes for general corporate purposes.

DESCRIPTION OF NOTES

        This description of the terms of the Notes adds information to the description of the general terms and provisions of debt securities in the prospectus. If this summary differs in any way from the summary in the prospectus, you should rely on this summary. The Notes are part of the debt securities registered by Ford in February 2014 to be issued on terms to be determined at the time of sale.

        Ford will issue the Notes under the Indenture, dated as of January 30, 2002, as supplemented, between Ford and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, as Trustee (the "Trustee"). The Indenture is summarized in the prospectus beginning on Page 5. The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

2026 Notes

        The 2026 Notes will initially be limited to $1,500,000,000 aggregate principal amount and will be unsecured obligations of Ford. The 2026 Notes will mature on December 8, 2026. The 2026 Notes will be issued in minimum denominations of $2,000 and will be issued in integral multiples of $1,000 for higher amounts.

        The 2026 Notes will not be subject to redemption at our option at any time prior to September 8, 2026 (three months prior to their maturity date). At any time on or after September 8, 2026, we may, at our option, redeem all or any portion of the 2026 Notes at a redemption price equal to 100% of the principal amount of the 2026 Notes. Holders of any 2026 Notes redeemed will also receive accrued and unpaid interest thereon to the date of redemption.

        If any 2026 Notes are redeemed, the redemption price payable to the holder of any 2026 Notes called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the 2026 Notes called for redemption. The 2026 Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

        Ford may, from time to time, without the consent of the holders of the 2026 Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2026 Notes. Any such additional notes will, together with the 2026 Notes, constitute a single series of notes under the Indenture. No additional 2026 Notes may be issued if an Event of Default has occurred with respect to the 2026 Notes.

        The 2026 Notes will bear interest from December 8, 2016 at the rate of 4.346% per annum. Interest on the 2026 Notes will be payable on June 8 and December 8 of each year (each such day an "Interest Payment Date"), commencing June 8, 2017, to the persons in whose names the 2026 Notes were registered at the close of business on the 15th day preceding the Interest Payment Date, subject to certain exceptions. Interest on the 2026 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If interest or principal is payable on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. By "business day" we mean any day other than a Saturday or Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

2046 Notes

        The 2046 Notes will initially be limited to $1,300,000,000 aggregate principal amount and will be unsecured obligations of Ford. The 2046 Notes will mature on December 8, 2046. The 2046 Notes will be issued in minimum denominations of $2,000 and will be issued in integral multiples of $1,000 for higher amounts.

        The 2046 Notes will not be subject to redemption at our option at any time prior to June 8, 2046 (six months prior to their maturity date). At any time on or after June 8, 2046, we may, at our option, redeem all or any portion of the 2046 Notes at a redemption price equal to 100% of the principal amount of the 2046 Notes. Holders of any 2046 Notes redeemed will also receive accrued and unpaid interest thereon to the date of redemption.

        If any 2046 Notes are redeemed, the redemption price payable to the holder of any 2046 Notes called for redemption will be payable on the applicable redemption date against the surrender to us or our agent of any certificate(s) evidencing the 2046 Notes called for redemption. The 2046 Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

        Ford may, from time to time, without the consent of the holders of the 2046 Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the 2046 Notes. Any such additional notes will, together with the 2046 Notes, constitute a single series of notes under the Indenture. No additional 2046 Notes may be issued if an Event of Default has occurred with respect to the 2046 Notes.

        The 2046 Notes will bear interest from December 8, 2016 at the rate of 5.291% per annum. Interest on the 2046 Notes will be payable on June 8 and December 8 of each year (each such day an "Interest Payment Date"), commencing June 8, 2017, to the persons in whose names the 2046 Notes were registered at the close of business on the 15th day preceding the Interest Payment Date, subject to certain exceptions. Interest on the 2046 Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If interest or principal is payable on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. By "business day" we mean any day other than a Saturday or Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

Book-Entry, Delivery and Form

        Each series of Notes will be issued in the form of one or more fully registered Global Notes (the "Global Notes") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depository's nominee. Notes in definitive form will not be issued, unless the Depository notifies Ford that it is unwilling or unable to continue as depository for the Global Notes and Ford fails to appoint a successor depository within 90 days or unless otherwise determined, at Ford's option. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depository. All interests in the Global Notes will be subject to the operations and procedures of the Depository.

        Initial settlement for each series of Notes will be made in immediately available funds. Secondary market trading between participants of the Depository will occur in the ordinary way in accordance with Depository rules and will be settled in immediately available funds using the Depository's Same-Day Funds Settlement System.

 UNITED STATES TAXATION

        The following is a discussion of the material United States federal income tax and, in the case of a non-United States person, United States federal estate tax consequences of the acquisition, ownership and disposition of a Note. It applies to you only if you are the beneficial owner of a Note that you acquire at its original issuance at the issue price indicated on the cover page of this prospectus supplement and you hold the Note as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not apply to holders that are subject to special treatment under the United States federal income tax law, such as:

  •
  dealers in securities or currencies;

  •
  financial institutions or life insurance companies;

  •
  tax-exempt organizations;

  •
  S corporations, real estate investment trusts or regulated investment companies;

  •
  persons holding Notes as part of a hedge, straddle, conversion or other "synthetic security" or integrated transaction;

  •
  taxpayers subject to the alternative minimum tax;

  •
  U.S. holders (as defined below) with a functional currency other than the United States dollar; or

  •
  certain United States expatriates.

        The discussion is based on the Code, Treasury regulations (including temporary regulations) promulgated thereunder, rulings, published administrative positions of the United States Internal Revenue Service (the "IRS") and judicial decisions, all as in effect on the date of this prospectus supplement, and all of which are subject to change, possibly with retroactive effect, or to different interpretations.

        This discussion does not purport to address all of the United States federal income tax consequences that may be applicable to you in light of your personal investment circumstances or status, including the Medicare tax on net investment income. Prospective purchasers of Notes should consult their own tax advisors concerning United States federal income tax consequences of acquiring, owning and disposing of the Notes, as well as any state, local or foreign tax consequences.

U.S. Holders

        This section describes the material United States federal income tax consequences to U.S. holders. You are a "U.S. holder" for purposes of this discussion if you are, for United States federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate that is subject to United States federal income taxation without regard to the source of its income; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election is in effect under applicable Treasury regulations for the trust to be treated as a United States person.

        If a United States partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of Notes that is a partnership and partners in such partnership should consult their tax advisors.

        Interest.    Generally, a U.S. holder will include stated interest on the Notes as ordinary income at the time it is paid or accrued in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

        Sale or Other Disposition of Notes.    Upon the sale or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other disposition, except to the extent such amount is attributable to accrued but unpaid stated interest (which will be treated as interest as described above), and the holder's tax basis in the Note. Your tax basis in your Note generally will be your cost of the Note.

        Gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss if your holding period in the Note exceeds one year. Long-term capital gains recognized by non-corporate holders generally will be subject to a lower tax rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-United States Holders

        This section describes the material United States federal income and estate tax consequences to non-United States persons. For purposes of this discussion, a non-United States person is a beneficial owner of a Note that is neither a U.S. holder nor any entity or arrangement that is treated as a partnership for United States federal income tax purposes. Subject to the discussion of backup withholding and FATCA below:

            (i)  payments of principal and interest on a Note that is beneficially owned by a non-United States person will not be subject to the 30% United States federal withholding tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Ford through stock ownership, and (c) either (I) the beneficial owner of the Note provides a properly completed IRS Form W-8BEN or W-8BEN-E to person otherwise required to withhold United States federal income tax for such interest certifying, under penalties of perjury, that, among other things, it is not a United States person and provides its name and address or (II) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and holds the Note on behalf of a non-United States person, certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such certification described above in clause (I) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the Note or such owner's agent provides a properly completed IRS Form W-8BEN or W-8BEN-E claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Note or such owner's agent provides a properly completed IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

            (ii)  a non-United States person will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

           (iii)  a Note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ford entitled to vote and the income on the Note would not have been effectively connected with a U.S. trade or business of the individual.

        If a beneficial owner or holder of a Note is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY, and unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

        Interest on a Note that is effectively connected with the conduct of a trade or business in the United States by a holder of a Note who is a non-United States person (and, if an applicable tax treaty so requires, is attributable to a permanent establishment in the United States of such holder), although exempt from United States withholding tax (provided the non-United States person provides the appropriate certification) generally will be subject to United States income tax in the same manner as if such interest was earned by a United States person. In addition, if such holder is a non-United States corporation, it may be subject to a branch profits tax at a rate of 30% (or such lower rate provided by an applicable income tax treaty) of its annual earnings and profits that are so effectively connected, subject to specific adjustments.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to certain payments of principal and interest made on a Note and the proceeds of the sale of a Note within the United States to non-corporate U.S. holders of the Notes, and "backup withholding" generally will apply to such payments if the holder fails to provide an accurate taxpayer identification number (on an IRS Form W-9) in the manner required or to report all interest and dividends required to be shown on its United States federal income tax returns.

        Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by Ford or a paying agent to a non-United States person on a Note if, a properly completed certification of foreign status on an appropriate IRS Form W-8 is provided to Ford or its paying agent, as described above.

        Payments of the proceeds from the sale of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or a United States branch of a foreign bank or foreign insurance company, information reporting may apply to such payments. Payments of the proceeds from the sale of a Note to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

        Interest on a Note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner. Copies of information returns may be provided to tax authorities in a beneficial owner's country of residence pursuant to a treaty or other agreement.

FATCA

        Withholding taxes may be imposed under the Foreign Account Tax Compliance Act ("FATCA") on certain types of payments made to certain foreign financial institutions and certain other non-U.S. entities.

        Specifically, a 30% withholding tax may be imposed on payments of interest on, and payments of gross proceeds from the sale or other disposition of, Notes to a "foreign financial institution" or a "non-financial foreign entity" (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "U.S. persons" or "U.S.-owned foreign entities" (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Withholding under FACTA generally will apply to payments of interest on a Note regardless of when they are made. However, under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2019.

        Prospective purchasers of Notes should consult their tax advisors regarding the consequences and application of the rules under FATCA.

UNDERWRITING

        Ford is selling the Notes to the Underwriters named below under an Underwriting Agreement dated December 5, 2016 and a related Pricing Agreement dated December 5, 2016. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith lncorporated and Morgan Stanley & Co. LLC are acting as representatives of the Underwriters. The Underwriters and the amount of Notes each of them has agreed to severally purchase from Ford are as follows:

Underwriter	Principal Amount of 2026 Notes
Citigroup Global Markets Inc.	$132,000,000
Deutsche Bank Securities Inc.	132,000,000
Goldman, Sachs & Co.	132,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	132,000,000
Morgan Stanley & Co. LLC	132,000,000
Barclays Capital Inc.	75,000,000
Credit Suisse Securities (USA) LLC	75,000,000
J.P. Morgan Securities LLC	75,000,000
RBC Capital Markets, LLC	75,000,000
Banco Bradesco BBI S.A.	36,000,000
BB Securities Ltd.	36,000,000
BMO Capital Markets Corp.	36,000,000
BNP Paribas Securities Corp.	36,000,000
CIBC World Markets Corp.	36,000,000
Commerz Markets LLC	36,000,000
Credit Agricole Securities (USA) Inc.	36,000,000
HSBC Securities (USA) Inc.	36,000,000
Lloyds Securities Inc.	36,000,000
Mizuho Securities USA Inc.	36,000,000
RBS Securities Inc.	36,000,000
Scotia Capital (USA) Inc.	36,000,000
SG Americas Securities, LLC	36,000,000
SMBC Nikko Securities America, Inc.	36,000,000
TD Securities (USA) LLC	36,000,000

Total	$1,500,000,000

Underwriter	Principal Amount of 2046 Notes
Citigroup Global Markets Inc.	$114,400,000
Deutsche Bank Securities Inc.	114,400,000
Goldman, Sachs & Co.	114,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	114,400,000
Morgan Stanley & Co. LLC	114,400,000
Barclays Capital Inc.	65,000,000
Credit Suisse Securities (USA) LLC	65,000,000
J.P. Morgan Securities LLC	65,000,000
RBC Capital Markets, LLC	65,000,000
Banco Bradesco BBI S.A.	31,200,000
BB Securities Ltd.	31,200,000
BMO Capital Markets Corp.	31,200,000
BNP Paribas Securities Corp.	31,200,000
CIBC World Markets Corp.	31,200,000
Commerz Markets LLC	31,200,000
Credit Agricole Securities (USA) Inc.	31,200,000
HSBC Securities (USA) Inc.	31,200,000
Lloyds Securities Inc.	31,200,000
Mizuho Securities USA Inc.	31,200,000
RBS Securities Inc.	31,200,000
Scotia Capital (USA) Inc.	31,200,000
SG Americas Securities, LLC	31,200,000
SMBC Nikko Securities America, Inc.	31,200,000
TD Securities (USA) LLC	31,200,000

Total	$1,300,000,000

        Under the terms and conditions of the Underwriting Agreement and the related Pricing Agreement, if the Underwriters take any of the Notes of a series, then they are obligated to take and pay for all of the Notes of that series.

        The Underwriters have advised Ford that they propose initially to offer the Notes directly to purchasers at the applicable initial public offering price set forth on the cover page of this prospectus supplement, and may offer the Notes to certain securities dealers at such price less a concession not in excess of 0.270% of the initial public offering price of the 2026 Notes or 0.525% of the initial public offering price of the 2046 Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.150% of the initial public offering price of the 2026 Notes or 0.250% of the initial public offering price of the 2046 Notes to certain other dealers. After each series of the Notes are released for sale to the public, the offering price and other selling terms with respect to the Notes may from time to time be varied by the Underwriters.

        One or more of the Underwriters may not be U.S.-registered broker-dealers. All sales of securities in the U.S. will be made by or through U.S.-registered broker-dealers.

        Each series of the Notes is a new issue of securities with no established trading market for either series. Ford has been advised by the Underwriters that they intend to make a market in each series of the Notes, but they are not obligated to do so and may discontinue such market-making at any time without notice with respect to one or both series. No assurance can be given as to the liquidity of the trading market for the Notes.

        In connection with the offering, the Underwriters in the United States may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position with respect to each series of the Notes. In addition, the Underwriters may bid for, and purchase, Notes in the open market to cover any short position or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of either series of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

        In connection with the offering of the Notes, the Underwriters (or persons acting on their behalf) may over-allot either series of Notes or effect transactions with a view to supporting the market price of the Notes during the stabilization period at a level higher than that which might otherwise prevail. However, stabilization action may not necessarily occur. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the relevant Notes is made and, if begun, may be ended at any time, but it must end no later than 30 days after the date on which the Issuer received the proceeds of the issue, or no later than 60 days after the date of allotment of the relevant securities, whichever is the earlier. Any stabilization action or over-allotment must be conducted by the Underwriters (or person(s) acting on their behalf in accordance with applicable laws and rules, and will be undertaken at the offices of the Underwriters (or persons acting on their behalf) and on the over-the-counter market).

No Public Offering Outside the United States

        No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the Notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford, in any jurisdiction where action for that purpose is required. Accordingly, the Notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area

        In relation to each Member State of the European Economic Area, each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the "Relevant Implementation Date") it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Notes to the public in that Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Underwriters; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require Ford or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        In this section, the expression an offer of Notes to the public in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State concerned.

        This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes.

United Kingdom

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each Underwriter has warranted and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Japan

        The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the FIEL, and the Notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

        No Notes may be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made thereunder; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

        No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been or will be issued other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        All secondary trading in the Notes will settle in immediately available funds.

        Ford has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Ford estimates that it will spend approximately $250,000 for printing, registration fees, rating agency and other expenses related to the offering of the Notes. The Underwriters have agreed to reimburse Ford for certain expenses.

        In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with Ford and certain of its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of Ford and Ford Credit. Certain of the Underwriters or their affiliates that have a lending relationship with Ford and certain of its affiliates routinely hedge their credit exposure to Ford and certain of its affiliates consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL OPINIONS

        The legality of the Notes offered by Ford hereby will be passed on for Ford by Corey M. MacGillivray, Managing Counsel and Assistant Secretary of Ford, or other counsel satisfactory to the Underwriters. The Underwriters are being represented by Shearman & Sterling LLP, New York, New York. Mr. MacGillivray is a full-time employee of Ford, and owns and holds shares of common stock of Ford. Shearman & Sterling LLP has in the past provided, and may continue to provide, legal services to Ford and its subsidiaries.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of Ford Motor Company for the three and nine month periods ended September 30, 2016 and 2015, the three and six month periods ended June 30, 2016 and 2015, and the three month periods ended March 31, 2016 and 2015, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that it has applied limited procedures in accordance with professional standards for a review of such information. However, its separate reports dated October 27, 2016, July 28, 2016, and April 28, 2016, incorporated by reference herein, state that PricewaterhouseCoopers LLP did not audit and does not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on its reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (the "Act") for its reports on the unaudited financial information because the reports are not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Ford Motor Company

Senior Debt Securities, Subordinated Debt Securities,
Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

  •
  our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

  •
  shares of our preferred stock;

  •
  depositary shares representing a fraction of a share of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt securities, preferred stock, depositary shares or common stock;

  •
  stock purchase contracts;

  •
  stock purchase units; or

  •
  any combination of these securities.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or term sheet.

        Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the "Act"), we may add to and offer additional securities, including those to be sold by security holders, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

        Investments in the securities involve risks. See "Risk Factors" beginning on page 2 of this prospectus.

        You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

        Our principal executive offices are located at:

Ford Motor Company One American Road Dearborn, Michigan 48126 313-322-3000

        Our common stock is traded on the New York Stock Exchange under the symbol "F".

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2014.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

        The securities are not being offered in any jurisdiction where the offer is not permitted.

        You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

RISK FACTORS

        Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Company are discussed in our periodic reports referred to in "Where You Can Find More Information," below. For example, our Annual Report on Form 10-K for the year ended December 31, 2013 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this Prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

  •
  Annual Report on Form 10-K for the year ended December 31, 2013 (our "2013 10-K Report").

  •
  Current Reports on Form 8-K or 8-K/A filed on the following dates:

January 3, 2014 January 28, 2014 February 3, 2014

        You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

 FORD MOTOR COMPANY

        We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world's largest producers of cars and trucks. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000.

        We review and present our business results in two sectors: Automotive and Financial Services. Within these sectors, our business is divided into reportable segments based upon the organizational structure that we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

        The reportable segments within our Automotive and Financial Services sectors are described generally in the table below:

Business Sector	Reportable Segments	Description
Automotive:	North America	Primarily includes the sale of Ford and Lincoln vehicles, service parts, and accessories in North America (the United States, Canada and Mexico), together with the associated costs to develop, manufacture, distribute and service the vehicles, parts, and accessories.
	South America	Primarily includes the sale of Ford vehicles, service parts, and accessories in South America, together with the associated costs to develop, manufacture, distribute and service the vehicles, parts, and accessories.
	Europe	Primarily includes the sale of Ford vehicles, components, service parts, and accessories in Europe, Turkey and Russia, together with the associated costs to develop, manufacture, distribute and service the vehicles, parts, and accessories.
	Asia Pacific Africa	Primarily includes the sale of Ford vehicles, service parts, and accessories in the Asia Pacific region and South Africa, together with the associated costs to develop, manufacture, distribute and service the vehicles, parts, and accessories.
Financial Services:	Ford Motor Credit Company	Primarily includes vehicle-related financing, leasing, and insurance.
	Other Financial Services	Includes a variety of businesses, including holding companies and real estate related activities.

 RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The ratio of our "earnings" to our combined "fixed charges" for the years 2009-2013 is included as an exhibit to our 2013 10-K Report and is incorporated in this prospectus by reference.

USE OF PROCEEDS

        We, or our affiliates, will use the net proceeds from the sale of securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid.

DESCRIPTION OF DEBT SECURITIES

        We will issue debt securities in one or more series under an Indenture dated as of January 30, 2002 between us and The Bank of New York Mellon as successor trustee to JPMorgan Chase Bank. The Indenture may be supplemented from time to time.

        The Indenture is a contract between us and The Bank of New York Mellon acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an "Event of Default" described below occurs. Second, the Trustee performs certain administrative duties for us.

        The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

        The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

        The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

        The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

  •
  the designation or title of the series of debt securities;

  •
  the total principal amount of the series of debt securities;

  •
  the percentage of the principal amount at which the series of debt securities will be offered;

  •
  the date or dates on which principal will be payable;

  •
  the rate or rates of interest (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

  •
  the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

  •
  the terms for redemption, extension or early repayment, if any;

  •
  the currencies in which the series of debt securities are issued and payable;

  •
  the provision for any sinking fund;

  •
  any additional restrictive covenants;

  •
  any additional Events of Default;

  •
  whether the series of debt securities are issuable in certificated form;

  •
  any provisions modifying the defeasance and covenant defeasance provisions;

  •
  any special tax implications, including provisions for original issue discount;

  •
  any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

  •
  whether the debt securities are subject to subordination and the terms of such subordination; and

  •
  any other terms.

        The debt securities will be our unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See "— Subordination."

        Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

        The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

        The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

  •
  liens of a company that exist at the time such company becomes our subsidiary;

  •
  liens in our favor or in the favor of our subsidiaries;

  •
  certain liens given to a government;

  •
  liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

  •
  any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

        The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

  •
  we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

  •
  the lease is with or between any of our subsidiaries; or

  •
  within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater. (Section 10.05)

Merger and Consolidation

        The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

        The Indenture defines an "Event of Default" as being any one of the following events:

  •
  failure to pay interest for 30 days after becoming due;

  •
  failure to pay principal or any premium for five business days after becoming due;

  •
  failure to make a sinking fund payment for five days after becoming due;

  •
  failure to perform any other covenant applicable to the debt securities for 90 days after notice;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other Event of Default provided in the prospectus supplement.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

        If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

        The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term "default" includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

        Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.06.)

        Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

        Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as "defeasance" and "covenant defeasance". Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the Indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

        To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for federal income tax purposes and you will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

        Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

        With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

        The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness (as defined below) will be set forth in the prospectus supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the Indenture summarized below.

        The Indenture provides that any subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. This means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we voluntarily liquidate, dissolve or otherwise wind up our affairs, then the holders of all Senior Indebtedness will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any Senior Indebtedness or if any event of default exists and all grace periods with respect thereto have expired under any Senior indebtedness, then, so long as any such default continues, no payment can be made on the subordinated debt securities; and (b) if any series of subordinated debt securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default under the Indenture (other than because of our insolvency, bankruptcy, receivership, liquidation, reorganization or the like), then no payment on the subordinated debt securities can be made unless holders of the Senior Indebtedness are paid in full.

        The term "Senior Indebtedness" means (a) the principal of and premium, if any, and interest on all of our indebtedness, whether presently outstanding or later created, (i) for money we borrow, (ii) constituting obligations of others that we either assume or guarantee, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, which means indebtedness, the proceeds of which we use to acquire property or which we issue as all or part of our payment for such property, (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness, and (c) all of our other general unsecured obligations and liabilities, including trade payables. Notwithstanding the foregoing, Senior Indebtedness does not include any of our indebtedness that by its terms is subordinate in right of payment to or of equal rank with the subordinated debt securities.

Global Securities

        Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York ("DTC"), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or "beneficially" through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

        While the debt securities are represented by one or more global certificates:

  •
  You will not be able to have the debt securities registered in your name.

  •
  You will not be able to receive a physical certificate for the debt securities.

  •
  Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

  •
  Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

  •
  You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

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  Because the debt securities will trade in DTC's Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

        A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

        This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock, and the preferred share purchase rights, one of which is attached to each share of our common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation and the preferred share rights plan. See "Where You Can Find More Information."

        Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

        As of February 1, 2014, we had outstanding 3,872,834,681 shares of common stock and 70,852,076 shares of Class B stock.

Common Stock and Class B Stock

        Rights to Dividends and on Liquidation.    Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading "Stock Dividends."

        Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

        Voting — General.    All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading "Voting by Class." The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

        Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

        If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

        If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

        Based on the number of shares of Class B stock and common stock outstanding as of February 1, 2014, each holder of Class B stock would be entitled to 36.441 votes per share. Of the outstanding Class B stock as of February 1, 2014, 63,907,135 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

        Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default.    It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters' worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

        Non-Cumulative Voting Rights.    Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

        Voting by Class.    If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

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  issue any additional shares of Class B stock (with certain exceptions);

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  reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

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  change the capital stock provisions of our restated certificate of incorporation;

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  merge or consolidate with or into another corporation;

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  dispose of all or substantially all of our property and assets;

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  transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

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  voluntarily liquidate or dissolve.

        Voting Provisions of Delaware Law.    In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

        Ownership and Conversion of Class B Stock.    In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

        Preemptive and Other Subscription Rights.    Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

        In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

        Stock Dividends.    If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

        Ultimate Rights of Holders of Class B Stock.    If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

        Miscellaneous; Dilution.    If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

        We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

        For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

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  The designation and number of shares of such series;

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  The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

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  Any provisions relating to convertibility or exchangeability of the shares of such series;

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  The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

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  The voting powers, if any, of the holders of shares of such series;

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  Any provisions relating to the redemption of the shares of such series;

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  Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

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  Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

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  Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

        All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

        As described below, we have authorized a series of preferred stock in connection with our rights plan. See "Preferred Share Purchase Rights".

Preferred Share Purchase Rights

        On September 11, 2009, we entered into a Tax Benefit Preservation Plan (the "Plan") with Computershare Trust Company, N.A., as rights agent, and our Board of Directors declared a dividend of one preferred share purchase right (the "Rights") for each outstanding share of common stock, and each outstanding share of Class B stock under the terms of the Plan. Each share of common stock we issue will be accompanied by a Right. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $1.00 per share at a purchase price of $35.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in the Plan.

        Until the earlier to occur of (i) the close of business on the tenth business day following the public announcement that a person or group has become an "Acquiring Person" by acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock (or the Board becoming aware of an Acquiring Person, as defined in the Plan) or (ii) the close of business on the tenth business day (or, except in certain circumstances, such later date as may be specified by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (with certain exceptions) of 4.99% or more of the outstanding shares of common stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to common stock and Class B stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such common stock or Class B stock certificate (or registration in book-entry form) together with the summary of rights ("Summary of Rights") describing the Plan and mailed to stockholders of record on the Record Date, and the Rights will be transferable only in connection with the transfer of common stock or Class B stock. Any person or group that beneficially owned 4.99% or more of the outstanding shares of common stock on September 11, 2009 are not deemed an Acquiring Person unless and until such person or group acquires beneficial ownership of additional shares of common stock representing one-half of one percent (0.5%) or more of the shares of common stock then outstanding. Under the Plan, the Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person's or group's ownership of common stock will not jeopardize or endanger our availability, or otherwise limit in any way the use of, our net operating losses, tax credits and other tax assets (the "Tax Attributes").

        The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will be attached to and will be transferred with and only with the common stock and Class B stock. Until the Distribution Date (or the earlier expiration or redemption of the Rights), new shares of common stock and Class B stock issued after the Record Date upon transfer or new issuances of common stock and Class B stock will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares). Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates representing shares of common stock and Class B stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, or the transfer by book-entry of any uncertificated shares of common stock and Class B stock, will also constitute the transfer of the Rights associated with such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the common stock and

Class B stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of the close of business on September 30, 2015 (unless that date is advanced or extended by the Board), the time at which the Rights are redeemed or exchanged under the Plan, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute if the Board determines that the Plan is no longer necessary for the preservation of our Tax Attributes, or the beginning of our taxable year to which the Board determines that no Tax Attributes may be carried forward.

        The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants.

        The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock and Class B stock payable in shares of common stock or Class B stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

        Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the common stock and Class B stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

        Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

        In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of common stock having a market value of two times the Purchase Price.

        At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of common stock and Class B stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of common stock or Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock or Class B stock, or a fractional share of Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

        With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock, common stock or Class B stock will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock, the common stock or Class B stock.

        At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price") payable, at our option, in cash, shares of common stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner that does not adversely affect the interests of holders of the Rights (other than the Acquiring Person).

        Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

DESCRIPTION OF DEPOSITARY SHARES

        We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

        Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

        Dividends and Other Distributions.    The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

        Withdrawal of Underlying Preferred Stock.    Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

        Redemption of Depositary Shares.    If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

        Voting.    Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

        Conversion or Exchange of Preferred Stock.    If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

        Amendment and Termination of the Deposit Agreement.    The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days' notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

        Charges of Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

        Reports.    The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

        Limitation on Liability.    Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

        In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

        Resignation and Removal of Depositary.    The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 DESCRIPTION OF WARRANTS

        The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

        We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

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  the title of such warrants;

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  the aggregate number of such warrants;

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  the price or prices at which such warrants will be issued;

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  the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

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  the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

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  the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

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  the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

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  whether such warrants will be issued in registered form or bearer form;

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  if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

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  if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

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  if applicable, the date on and after which such warrants and the related securities will be separately transferable;

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  information with respect to book-entry procedures, if any;

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  if applicable, a discussion of certain U.S. federal income tax considerations; and

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  any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

        We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

 DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

        The stock purchase contracts may be issued separately or as a part of units ("stock purchase units"), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders' obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

 PLAN OF DISTRIBUTION

        We may sell the securities to or through agents or underwriters or directly to one or more purchasers. Securities also may be sold by or through broker-dealers in connection with, or upon the termination or expiration of, equity derivative contracts between us or our affiliates and such broker-dealers or their affiliates.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

By Agents

        We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

        We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

        We may sell securities directly to you. In this case, no underwriters or agents would be involved.

        As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic "dutch auction" of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

        Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

 LEGAL OPINIONS

        Louis J. Ghilardi, Esq., who is a Managing Counsel and Assistant Secretary, or another of our lawyers, will give us an opinion about the legality of the securities. Mr. Ghilardi owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.